Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
(Exact name of registrant as specified in its charter) >

                                              DELAWARE
(State or other jurisdiction of incorporation or organization)

                   11-2581812
(I.R.S. employer identification no.)

    26 Harbor Park Drive, Port Washington, New York 11050
(Address of principal executive offices)

  1999 STOCK OPTION PLAN
(Full title of the plan)

Jonathan Friedman, Esq.
Vice President and Legal Counsel
National Medical Health Card Systems, Inc.
26 Harbor Park Drive
                Port Washington, New York 11050
(Name and address of agent for service)

                                        (516) 626-0007
(Telephone number, including area code, of agent for service)

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,715,000(2)	$25.15(3)	$43,132,250	$[_________]
Common Stock, par value $0.001 per share	50,000(2)	$29.98(4)	$1,499,000	$[_________]
Common Stock, par value $0.001 per share	50,000(2)	$36.10(5)	$1,805,000	$[_________]
Common Stock, par value $0.001 per share	85,000(2)	$31.00(6)	$2,635,000	$[_________]
Common Stock, par value $0.001 per share	100,000(2)	$24.51(7)	$2,451,000	$[_________]
TOTAL	2,000,000		$51,522,250	$6,525.05

(1)	Represents estimated maximum aggregate number of additional shares of common stock, par value $0.001 per share (the “Common Stock”) of National Medical Health Card Systems, Inc. (“NMHC”) issuable upon the exercise of options and pursuant to stock appreciation rights which may be granted under the 1999 Stock Option Plan, as amended (the “1999 Plan”). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act of 1933”), this registration statement also covers such indeterminate number of additional shares of Common Stock as may be issuable under the 1999 Plan pursuant to stock splits, stock dividend, anti-dilution provisions or similar transactions thereof.

(2)	The 1999 Plan originally provided for the granting of options to purchase 1,650,000 shares of Common Stock (“Common Shares”). On January 24, 2002 the 1999 Plan was amended to increase the number of Common Shares issuable upon the exercise of options granted thereunder by 1,200,000 Common Shares to 2,850,000 Common Shares. On March 19, 2004, the 1999 Plan was again amended to increase the number of Common Shares issuable upon the exercise of options granted thereunder by 2,000,000 Common Shares to 4,850,00 Common Shares.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), calculated by averaging the high and low share prices of the Common Stock reported on the Nasdaq National Market on September 14, 2004.

(4)	Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 1999 Plan with a purchase price of $29.98 per Common Share.

(5)	Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 1999 Plan with a purchase price of $36.10 per Common Share.

(6)	Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 1999 Plan with a purchase price of $31.00 per Common Share.

(7)	Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 1999 Plan with a purchase price of $24.51 per Common Share.

This Registration Statement relates to the registration of an additional 2,000,000 shares of the Common Stock of NMHC which may be issued or sold under the 1999 Plan. Accordingly, pursuant to General Instruction E of Form S-8, the contents of the following registration Statements are hereby incorporated herein by Reference: Registration Number 333-82224, filed on February 5, 2002 (excluding Annex A thereto), and as amended on June 18, 2002, and Registration Number: 333-72209 filed on February 11, 1999.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.      Exhibits

Exhibit          Description
Number        of Exhibit

4.1	1999 Stock Option Plan, as amended (1)

5.1	Opinion of Jonathan Friedman, Esq. as to the legality of the shares of Common Shares registered hereunder

23.1	Consent of Jonathan Friedman, Esq. (contained in Exhibit 5.1)

(1)	Denotes document filed as an exhibit to NMHC’s Form 10-Q for the quarter ended March 31, 2004 which is incorporated herein by reference.

         SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, NMHC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Port Washington, New York, on the 15th day of September, 2004.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. BY: /s/ James F. Smith —————————————— James F. Smith President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/James F. Smith James F. Smith	Chief Executive Officer and President (Principal Executive Officer)	September 15, 2004
/s/Stuart Fleischer Stuart Fleischer	Chief Financial Officer (Principal Accounting and Financial Officer)	September 15, 2004
/s/James J. Bigl James J. Bigl	Director	September 15, 2004
/s/Steven B. Klinsky Steven B. Klinsky	Director	September 14, 2004
/s/Bert E. Brodsky Bert E. Brodsky	Director	September 14, 2004
/s/Michael B. Ajouz Michael B. Ajouz	Director	September 14, 2004
/s/Gerald Angowitz Gerald Angowitz	Director	September 14, 2004
/s/G. Harry Durity G. Harry Durity	Director	September 14, 2004
/s/Michael T. Flaherman Michael T. Flaherman	Director	September 14, 2004
/s/Robert R. Grusky Robert R. Grusky	Director	September 14, 2004
/s/Paul J. Konigsberg Paul J. Konigsberg	Director	September 14, 2004

September 15, 2004

National Medical Health Card Systems, Inc.
26 Harbor Park Drive
Port Washington, New York 11050

         Re: Registration Statement on Form S-8

Dear Sir or Madam:

        In my capacity as Vice President and Legal Counsel to National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”), I have acted as counsel to the Company in connection with a Registration Statement on Form S-8 being filed contemporaneously herewith by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”), covering an additional 2,000,000 shares of common stock, par value $.001 per share, of the Company (the “Shares”) which are available for issuance under the Company’s 1999 Stock Option Plan, as amended (the “1999 Plan”), all as more fully described in the Registration Statement.

        In rendering this opinion set forth herein, I have examined the Certificate of Incorporation and the By-Laws of the Company, each as amended, the Registration Statement and the 1999 Plan. I am familiar with corporate proceedings of the Company relating to the adoption of the 1999 Plan. I have also examined such other instruments and documents as I have deemed relevant under the circumstances.

        For purposes of the opinions expressed below, I have assumed (i) the authenticity of all documents submitted to us as original, (ii) the conformity to the originals of all documents submitted as certified, photostatic or facsimile copies and the authenticity of the originals, (iii) the legal capacity of natural persons, (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof and (v) the conformity to the proceedings of the Board of Directors of all minutes of such proceedings. I have also assumed that the corporate records furnished to us by NMHC include all corporate proceedings taken by the Company to date.

        Based upon and subject to the foregoing, I am of the opinion that the Shares to be issued under the 1999 Plan have been duly and validly authorized and, when issued and paid for in accordance with the terms of the 1999 Plan, will be duly and validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or rules and regulations of the Commission.

        This opinion is as of the date hereof, and I do not undertake, and hereby disclaim, any obligation to advise you of any changes in any of the matters set forth herein.

        I am rendering this opinion only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. I am admitted to the bar of the State of New York, and I do not express my opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

Very truly yours, Jonathan Friedman